Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Saratoga Investment Corp. Announces Fiscal Second

Quarter 2024 Financial Results

NEW YORK, Oct. 9, 2023 – Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2024 fiscal second quarter, with Net Investment Income (“NII”) per share down 15% from last quarter though up 80% over last year’s second quarter, and adjusted NII per share unchanged from last quarter, and up 86% from last year. The substantial year-over-year increase in earnings reflect growth in Assets under Management (“AUM”), stable overall portfolio performance and margin improvement from rising rates on Saratoga Investment’s largely floating rate assets, with costs of financing liabilities remaining largely fixed.

Saratoga Investment’s annualized second quarter dividend of $0.71 per share and adjusted net investment income of $1.08 per share imply an 11.7% dividend yield and 17.8% earnings yield based on its recent stock price of $24.24 per share on October 6, 2023. This substantial overearning of the dividend by 37c this quarter, or $1.48 annualized per share, increases Net Asset Value (“NAV”), and also provides both support for increased growth and a cushion against adverse events.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of August 31, 2023	For the three months ended and as of May 31, 2023	For the three months ended and as of August 31, 2022
	($ in thousands except per share)
AUM	1,098,945	1,084,098	954,664
NAV	362,079	337,451	337,213
NAV per share	28.44	28.48	28.27
Investment Income	35,514	34,632	21,853
Net Investment Income per share	1.15	1.35	0.64
Adjusted Net Investment Income per share	1.08	1.08	0.58
Earnings per share	0.65	(0.02)	0.08
Dividends per share (declared)	0.71	0.70	0.54
Return on Equity – last twelve months	9.6%	7.2%	4.8%
– annualized quarter	9.0%	(0.2)%	1.1%
Originations	27,447	139,819	140,612
Repayments	6,036	11,067	75,079

“Rising interest rates are producing increased margins on our growing portfolio, and both the general contraction of available credit and our ongoing investment in sponsor relationships are creating an abundant flow of attractive investment opportunities from high quality sponsors at competitive pricing, terms and absolute rates. Saratoga continues to be well positioned for this environment on the asset side, with 85% first lien floating rate assets and a combined core portfolio yield of 12.6%, up from 9.9% last year, as well as on the liability side with largely fixed rate, interest only, essentially covenant free and non-amortizing liabilities, with final maturities occurring well into the future, primarily two through ten years out,” said Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment.

“Saratoga’s strong and improving performance is reflected in our continued strong key performance indicators this past quarter, including: (i) sequential quarterly adjusted NII per share increases of 33% in Q3 (58c to 77c), 27% in Q4 (77c to 98c per share), 10% in Q1 (98c to $1.08 per share), and steady at $1.08 per share in Q2, (ii) current assets under management growing to $1.099 billion, and (iii) dividend increasing to 71c per share, up 31% from 54c per share in Q2 last year and over earned by 52% as compared to this quarter’s $1.08 per share adjusted NII. The rapid increase in our earnings, more than 85% year-over-year, has resulted in substantial overearning of our dividend and a 17.8% earnings yield, building NAV and further supporting growth.”

“With regards to improving our balance sheet to further support the growth of our portfolio companies, Saratoga Investment raised $34 million in equity at net asset value since the end of Q1, with $24 million of equity raised in Q2 and another $10 million since quarter-end. This equity supports our strong originations, strengthens our capital structure and reduces our regulatory leverage.”

“Most importantly, at the foundation of our performance is the high-quality nature, resilience and balance of our $1.099 billion portfolio, marked down just 1.4% overall as compared to our cost and with our core non-CLO portfolio’s fair value exceeding our cost by 0.2%, reflecting the strength of our underwriting in our solid, growing portfolio companies and sponsors in well-selected industry segments. This quarter’s unrealized depreciation of $5.7 million primarily reflects the markdown of our Pepper Palace investment by $15 million, significantly offset by broad appreciation across the rest of our core and broadly syndicated loan portfolios.”

“We continue to remain prudent and discerning in terms of new commitments in the current environment. This quarter demonstrates that, despite an overall robust pipeline, there are periods where many of the investments we review do not meet our high quality credit standards. We originated one new portfolio company investment this fiscal quarter and had seventeen smaller follow-on investments in existing portfolio companies we know well with strong business models and balance sheets. Originations this quarter totaled $27.5 million, with $6.0 million of repayments and amortization. Our credit quality for this quarter remained high at 98.2% of credits rated in our highest category, with a second credit added to non-accrual, being previously on our on yellow watchlist. With 85% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio and leverage is well structured for future economic conditions and uncertainty.”

“As we navigate through this challenging and volatile environment, we remain confident in our experienced management team, high underwriting standards and ability to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Quarter ended August 31, 2023:

As of August 31, 2023, Saratoga Investment’s AUM was $1.099 billion, an increase of 15.1% from $954.7 million as of August 31, 2022, and an increase of 1.4% from $1.084 billion as of May 31, 2023. The quarterly increase consists of $27.5 million in originations, offset by $6.0 million of repayments and amortizations, continuing the consistent long-term growth of the portfolio driven by our strong deal flow pipeline. In addition, during the second quarter the fair value of the portfolio was offset by $5.7 million of net unrealized depreciation, driven by (i) the unrealized markdown of our Pepper Palace investment by $15.4 million due to company performance, and (ii) the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the quarter-end valuations. This represented a 0.5% reduction in value of the overall portfolio, with the Pepper Palace markdown offset by $3.9 million unrealized appreciation across the core BDC portfolio and $5.8 million unrealized appreciation related to the CLO and JV. Saratoga Investment’s portfolio remains strong, with 84.6% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 98.2% of its loans this quarter at its highest internal rating. Saratoga Investment’s portfolio has an overall fair value that is 1.4% below its cost basis, with the fair value of its core non-CLO portfolio exceeding its cost basis by 0.2%. Since Saratoga Investment took over the management of the BDC, $907.7 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 15.6%.

For the three months ended August 31, 2023, total investment income of $35.5 million increased by $13.6 million, or 62.5%, from $21.9 million as compared to the three months ended August 31, 2022. As compared to the quarter ended May 31, 2023, total investment income grew by $0.9 million, or 2.5%, from $34.6 million. This quarter’s investment income was generated by (i) the impact of higher interest rates, both base rates and spreads, with the weighted average current coupon on non-CLO BDC investments increasing from 9.9% to 12.6% year-over-year, (ii) average non-CLO BDC assets increasing by 16.4% year-over-year, and by 2.2% since last quarter, and (iii) other income including a $1.6 million dividend received from the Saratoga Investment JV.

For the three months ended August 31, 2023, adjusted net investment income of $13.2 million increased by $6.2 million, or 89.0%, from $7.0 million for the quarter ended August 31, 2022, and by $0.4 million, or 2.4%, from $12.8 million for the quarter ended May 31, 2023. The increases in investment income were offset by (i) increased interest expense resulting from the various new Notes Payable and SBA debentures issued during the past year and quarter and (ii) increased base and incentive management fees from higher AUM and earnings.

Total expenses for the second fiscal quarter 2024, excluding interest and debt financing expenses, base management fees and incentive fees and income and excise taxes, decreased from $2.3 million to $2.1 million as compared to the first fiscal quarter 2024, and increased from $1.6 million from the last quarter ended August 31, 2022. This represented 0.7% of average total assets on an annualized basis, down from 0.8% at both Q2 last year and last quarter.

Net investment income on a weighted average per share basis was $1.15 for the quarter ended August 31, 2023. Adjusted for the incentive fee accrual related to net capital gains, the net investment income on a weighted average per share basis was $1.08. This compares to adjusted net investment income per share of $0.58 and $1.08 for the quarters ended August 31, 2022, and May 31, 2023, respectively. The weighted average common shares outstanding of 12.2 million this quarter increased from 12.0 million and 11.9 million for the quarters ended August 31, 2022 and May 31, 2023, respectively.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 16.0% for the quarter ended August 31, 2023. Adjusted for the incentive fee accrual related to net capital gains, the Net Investment Income Yield was 15.0%. In comparison, adjusted Net Investment Income Yield was 8.2% and 15.0% for the quarters ended August 31, 2022 and May 31, 2023, respectively.

Return on equity for the last twelve months ended August 31, 2023 was 9.6%, up from 7.2% last quarter and 4.8% for the comparable period last year.

Net Asset Value (“NAV”) was $362.1 million as of August 31, 2023, an increase of $24.9 million from $337.2 million as of August 31, 2022, and an increase of $24.6 million from $337.5 million as of May 31, 2023. This includes $24.3 million of equity raised at NAV during the fiscal second quarter.

NAV per share was $28.44 as of August 31, 2023, compared to $28.27 as of August 31, 2022, and $28.48 as of May 31, 2023.

Investment portfolio activity for the quarter ended August 31, 2023:

●	Cost of investments made during the period: $27.5 million, including one investment in a new portfolio company and seventeen follow-ons.

●	Principal repayments during the period: $6.0 million, including two repayments of existing investments, plus amortization.

Additional Financial Information

For the fiscal quarter ended August 31, 2023, Saratoga Investment reported NII of $35.5 million, or $1.15 on a weighted average per share basis, net realized and unrealized losses on investments of $6.0 million, or $0.49 on a weighted average per share basis, and a $0.1 million realized loss on the extinguishment of debt, or $0.01 on a weighted average per share basis, resulting in a net increase in net assets from operations of $7.9 million, or $0.65 on a weighted average per share basis. The $6.0 million net realized and unrealized loss on investments was comprised of $5.7 million in net unrealized depreciation on investments, and $0.2 million in net change in provision for deferred taxes on unrealized appreciation on investments.

This quarter we saw no net realized gains in the portfolio. The $5.7 million net unrealized depreciation primarily reflects the $15.4 million of unrealized depreciation on the Company’s Pepper Palace investment, offset by (i) approximately $3.9 million of net unrealized appreciation across the core BDC portfolio, driven relatively evenly by current company performance and market spreads, as well as (ii) $5.8 million unrealized appreciation on the Company’s CLO and JV equity investments, reflecting the volatility in the broadly syndicated loan market as of quarter-end.

Portfolio and Investment Activity

As of August 31, 2023, the fair value of Saratoga Investment’s portfolio was $1.1 billion, excluding $48.4 million in cash and cash equivalents, principally invested in 55 portfolio companies and one collateralized loan obligation fund (the “CLO”) and one joint venture fund (the “JV”). The overall portfolio composition consisted of 84.6% of first lien term loans, 1.4% of second lien term loans, 1.6% of unsecured term loans, 3.2% of subordinated notes in CLOs and 9.2% of common equity.

For the fiscal quarter ended August 31, 2023, Saratoga Investment invested $27.5 million in one new portfolio company with seventeen follow-ons in existing portfolio companies and had $6.0 million in aggregate amount of two exit and repayments, including realized gains, resulting in net originations of $21.5 million for the quarter.

As of August 31, 2023, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 11.3%, which was comprised of a weighted average current yield of 12.8% on first lien term loans, 5.6% on second lien term loans, 10.0% on unsecured term loans, 8.9% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

As of August 31, 2023, Saratoga Investment had $35.0 million in outstanding borrowings under its $65.0 million senior secured revolving credit facility with Encina. At the same time, Saratoga Investment had $0.0 million SBA debentures in its SBIC I license outstanding, $175.0 million SBA debentures in its SBIC II license outstanding, $14.0 million SBA debentures in its SBIC III license outstanding, $269.4 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, five unlisted issuances of $52.0 million in total, and an aggregate of $48.4 million in cash and cash equivalents.

With $30.0 million available under the credit facility and $48.4 million of cash and cash equivalents as of August 31, 2023, Saratoga Investment has a total of $78.4 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $161.0 million in undrawn SBA debentures from its recently approved SBIC III license. Availability under the Encina credit facility can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II or III funding. Overall outstanding SBIC debentures is limited to $350.0 million across all three SBIC licenses. As of quarter-end, Saratoga Investment had $57.8 million of committed undrawn lending commitments and $82.8 million of discretionary funding commitments.

On July 30, 2021, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. and Compass Point Research and Trading, LLC, through which Saratoga Investment may offer for sale, from time to time, up to $150.0 million of common stock through an ATM offering. On July 10, 2023, Saratoga Investment increased the maximum amount of shares of common stock to be sold through the ATM Program to $300.0 million from $150.0 million. As of August 31, 2023, Saratoga Investment sold 5,692,773 shares for gross proceeds of $148.3 million at an average price of $26.06 for aggregate net proceeds of $146.8 million (net of transaction costs). During the three and six months ended August 31, 2023, Saratoga Investment sold 852,412 shares for gross proceeds of $24.3 million at an average price of $28.56 for aggregate net proceeds of $24.3 million (net of transaction costs).

Dividend

On August 14, 2023, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.71 per share for the fiscal quarter ended August 31, 2023, paid on September 28, 2023, to all stockholders of record at the close of business on September 14, 2023. This is Saratoga Investment’s fourteenth quarterly dividend increase in a row.

The Company previously declared in fiscal 2024 a quarterly dividend of $0.70 per share for the quarter ended May 31, 2023. During fiscal year 2023, the Company declared a quarterly dividend of $0.69 per share for the quarter ended February 28, 2023, $0.68 per share for the quarter ended November 30, 2022, $0.54 per share for the quarter ended August, 31, 2022 and $0.53 per share for the quarter ended May 31, 2022. During fiscal year 2022, the Company declared a quarterly dividend of $0.53 per share for the quarters ended February 28, 2022 and November 30, 2021, $0.52 per share for the quarter ended August 31, 2021, $0.44 per share for the quarter ended May 31, 2021 and $0.43 per share for the quarter ended February 28, 2021.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan. Most recently, on January 9, 2023, our board of directors extended the Share Repurchase Plan for another year to January 15, 2024, increasing the number of shares that may be repurchased under the Share Repurchase Plan to 1.7 million shares of common stock.

As of August 31, 2023, the Company had purchased 1,035,203 shares of common stock, at the average price of $22.05 for approximately $22.8 million pursuant to the Share Repurchase Plan. During the three months ended August 31, 2023, the Company did not purchase any shares of common stock pursuant to the Share Repurchase Plan. During the six months ended August 31, 2023, the Company purchased 88,576 shares of common stock, at the average price $24.36 for approximately $2.2 million pursuant to the Share Repurchase Plan.

2024 Fiscal Second Quarter Conference Call/Webcast Information

When:	Tuesday, October 10, 2023
10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q2 2024 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, Saratoga events and presentations. A replay of the webcast will also be available for a limited time at Saratoga events and presentations.

Call: To access the call by phone, please go to this link (Registration Link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

Information:	Saratoga Investment Corp.’s Form 10-Q for the fiscal quarter ended August 31, 2023 will be filed around 7:00am on Tuesday, October 10, 2023 with the Securities and Exchange Commission (“SEC”), following the SEC’s federal holiday on Monday, October 9, 2023.

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns three SBIC-licensed subsidiaries, manages a $650 million collateralized loan obligation (“CLO”) fund and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2023 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	August 31, 2023	February 28, 2023
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $953,247,363 and $819,966,208, respectively)	$947,924,370	$828,028,800
Affiliate investments (amortized cost of $44,385,672 and $25,722,320, respectively)	46,763,587	28,305,871
Control investments (amortized cost of $117,270,707 and $120,800,829, respectively)	104,256,803	116,255,582
Total investments at fair value (amortized cost of $1,114,903,742 and $966,489,357, respectively)	1,098,944,760	972,590,253
Cash and cash equivalents	19,305,025	65,746,494
Cash and cash equivalents, reserve accounts	29,127,875	30,329,779
Interest receivable (net of reserve of $4,673,871 and $2,217,300, respectively)	8,032,228	8,159,951
Management fee receivable	364,717	363,809
Other assets	436,947	531,337
Current tax receivable	99,676	436,551
Total assets	$1,156,311,228	$1,078,158,174

LIABILITIES
Revolving credit facility	$35,000,000	32,500,000
Deferred debt financing costs, revolving credit facility	(1,111,801)	(1,344,005)
SBA debentures payable	189,000,000	202,000,000
Deferred debt financing costs, SBA debentures payable	(5,640,013)	(4,923,488)
8.75% Notes Payable 2024	20,000,000	-
Discount on 8.75% notes payable 2024	(435,518)	-
Deferred debt financing costs, 8.75% notes payable 2024	(18,465)	-
7.00% Notes Payable 2025	12,000,000	12,000,000
Discount on 7.00% notes payable 2025	(251,800)	(304,946)
Deferred debt financing costs, 7.00% notes payable 2025	(32,121)	(40,118)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(101,880)	(129,528)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	718,718	830,824
Deferred debt financing costs, 4.375% notes payable 2026	(2,128,206)	(2,552,924)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(347,969)	(408,932)
Deferred debt financing costs, 4.35% notes payable 2027	(1,204,903)	(1,378,515)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(309,003)	(344,949)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(141,155)	(159,334)
Deferred debt financing costs, 6.00% notes payable 2027	(2,573,601)	(2,926,637)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(1,447,465)	(1,622,376)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(1,766,716)	(1,944,536)
8.50% Notes Payable 2028	57,500,000	-
Deferred debt financing costs, 8.50% notes payable 2028	(1,882,934)	-
Base management and incentive fees payable	9,169,859	12,114,878
Deferred tax liability	2,786,512	2,816,572
Accounts payable and accrued expenses	1,965,484	1,464,343
Interest and debt fees payable	3,231,853	3,652,936
Directors fees payable	-	14,932
Due to manager	378,598	10,935
Total liabilities	794,232,474	731,200,132

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 12,729,781 and 11,890,500 common shares issued and outstanding, respectively	12,730	11,891
Capital in excess of par value	345,876,725	321,893,806
Total distributable earnings (deficit)	16,189,300	25,052,345
Total net assets	362,078,755	346,958,042
Total liabilities and net assets	$1,156,311,229	$1,078,158,174
NET ASSET VALUE PER SHARE	$28.44	$29.18

Asset Coverage Ratio	159.7%	165.9%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	August 31, 2023	August 31, 2022
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$28,489,719	$16,197,470
Affiliate investments	907,064	1,322,501
Control investments	2,085,448	1,513,666
Payment-in-kind interest income:
Non-control/Non-affiliate investments	493,338	85,746
Affiliate investments	215,547	29,167
Control investments	142,289	84,220
Total interest from investments	32,333,405	19,232,770
Interest from cash and cash equivalents	539,093	34,435
Management fee income	817,250	817,024
Dividend Income*	1,631,583	212,688
Structuring and advisory fee income	45,000	1,408,086
Other income*	147,814	147,843
Total investment income	35,514,145	21,852,846

OPERATING EXPENSES
Interest and debt financing expenses	12,413,462	7,922,025
Base management fees	4,840,899	4,104,105
Incentive management fees expense	2,481,473	589,840
Professional fees	486,673	368,165
Administrator expenses	904,167	772,917
Insurance	81,901	90,226
Directors fees and expenses	111,000	110,000
General & administrative	467,116	299,445
Income tax expense (benefit)	(237,330)	(101,891)
Total operating expenses	21,549,361	14,154,832
NET INVESTMENT INCOME	13,964,784	7,698,014

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	-	7,943,838
Net realized gain (loss) from investments	-	7,943,838
Income tax (provision) benefit from realized gain on investments	-	-
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(11,657,451)	(13,878,470)
Affiliate investments	39,648	2,600,434
Control investments	5,880,232	(1,980,420)
Net change in unrealized appreciation (depreciation) on investments	(5,737,571)	(13,258,456)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(221,206)	(230,154)
Net realized and unrealized gain (loss) on investments	(5,958,777)	(5,544,772)
Realized losses on extinguishment of debt	(110,056)	(1,204,809)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$7,895,951	$948,433
WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.65	$0.08
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	12,158,440	11,963,276

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the six months ended
	August 31, 2023	August 31, 2022
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$54,800,512	$30,048,616
Affiliate investments	1,634,150	2,372,649
Control investments	4,131,308	3,059,796
Payment-in-kind interest income:
Non-control/Non-affiliate investments	618,233	171,427
Affiliate investments	423,136	29,167
Control investments	283,852	157,441
Total interest from investments	61,891,191	35,839,096
Interest from cash and cash equivalents	1,343,382	35,152
Management fee income	1,634,038	1,632,988
Dividend Income*	3,472,513	512,817
Structuring and advisory fee income	1,474,222	2,259,814
Other income*	330,842	252,111
Total investment income	70,146,188	40,531,978

OPERATING EXPENSES
Interest and debt financing expenses	24,106,284	14,793,538
Base management fees	9,405,088	7,906,168)
Incentive management fees expense	2,584,821	(1,314,145
Professional fees	972,723	785,490
Administrator expenses	1,722,917	1,522,917
Insurance	163,802	177,536
Directors fees and expenses	200,068	220,000
General & administrative	1,297,844	966,861)
Income tax expense (benefit)	(231,093)	(200,623
Total operating expenses	40,222,454	24,857,742
NET INVESTMENT INCOME	29,923,734	15,674,236

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	90,691	8,106,347
Net realized gain (loss) from investments	90,691	8,106,347
Income tax (provision) benefit from realized gain on investments	-	69,250
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(13,385,585)	(14,512,759)
Affiliate investments	(205,636)	3,168,040)
Control investments	(8,468,657)	(11,247,186)
Net change in unrealized appreciation (depreciation) on investments	(22,059,878)	(22,591,905
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(161,799)	(592,105)
Net realized and unrealized gain (loss) on investments	(22,130,986)	(15,008,413)
Realized losses on extinguishment of debt	(110,056)	(1,204,809)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$7,682,692	$(538,986)
WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.64	$(0.04)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	12,011,180	12,037,855

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, adjusted net investment income in fiscal 2023 also excludes the interest expense and amortization of deferred financing costs related to the 2025 SAK Notes during the period while the 2027 SAT Notes were already issued and outstanding. These expenses are directly attributable to the issuance of the 2027 SAT Notes and the subsequent repayment of the 2025 SAK Notes. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and six months ended August 31, 2023 and August 31, 2022.

	For the Quarters Ended
	August 31, 2023	August 31, 2022

Net Investment Income	$13,964,784	$7,698,014
Changes in accrued capital gains incentive fee expense/ reversal	(808,452)	(1,068,406)
Interest expense on SAK Notes during the period	-	329,921
Adjusted net investment income	13,156,332	$6,959,529

Net investment income yield	16.0%	9.0%
Changes in accrued capital gains incentive fee expense/ reversal	(1.0)%	(0.9)%
Interest expense on SAK Notes during the period	-	0.1%
Adjusted net investment income yield (1)	15.0%	8.2%

Net investment income per share	$1.15	$0.64
Changes in accrued capital gains incentive fee expense/ reversal	(0.07)	(0.09)
Interest expense on SAK Notes during the period	-	0.03
Adjusted net investment income per share (2)	$1.08	$0.58

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.
(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Six Months Ended
	August 31, 2023	August 31, 2022

Net Investment Income	$29,923,734	$15,674,236
Changes in accrued capital gains incentive fee expense/(reversal)	(3,918,274)	(2,972,391)
Interest expense on SAK Notes during the period	-	655,305
Adjusted net investment income	$26,005,460	$13,357,150

Net investment income yield	17.2%	9.1%
Changes in accrued capital gains incentive fee expense/(reversal)	(2.3%)	(1.6)%
Interest expense on SAK Notes during the period	-	0.2%
Adjusted net investment income yield (1)	14.9%	7.7%

Net investment income per share	$2.49	$1.30
Changes in accrued capital gains incentive fee expense/(reversal)	(0.32)	(0.24)
Interest expense on SAK Notes during the period	-	0.05
Adjusted net investment income per share (2)	$2.17	$1.11

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.
(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

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